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                                                                    EXHIBIT 99.3

                                                                     Translation

                                    CONTRACT

Party A: Zhou Mo Wen Hui Magazine

Party B: Guangzhou Jingyu Culture Development Co., Ltd.

Through amicable negotiation on the basis of equality and mutual benefit, the parties have reached the following agreement in connection with cooperation on Zhou Mo Wen Hui:

I.   Party A's Responsibilities, Obligations and Rights

     1. Party A entrusts Party B to coordinate and support the preliminary collection, editing and proofreading over the contents in each issue of publications (with a total of 24 issues a year, supplements excluded) of Zhou Mo Wen Hui within the contact term; entrusts Party B to carry out printing and production of the contents, formats, and covers of the aforesaid publications; and authorizes Party B to autonomously carry out the printing, issuing and advertising business of each publication of Zhou Mo Wen Hui within the contract term under the precondition that Party B complies with state policies and statutes and undertakes all related economic, social and legal obligations thereof.

     2. Party A is entitled to the final review, final proofreading and final revision of all articles (four-cover, format, advertisement, copyright recording included). Party B shall send the review letter enclosed in the email to Party A (letter sample shall be sent by express mail afterwards), and Party B should respect the opinions of Zhou Mo Wen Hui on the supplement and deletion of articles, editing and amendments to articles. Party A shall finish the final review within one day after receiving the email of all articles and fax the signed review letter to Party B for confirmation. Without the examination by Party A, articles are forbidden to deliver for printing. Otherwise the contract shall be terminated and Party B shall be held liable to all the consequences.

     3. Party A shall provide corresponding documents for printing and issuing Zhou Mo Wen Hui within the contract term.

     4. The production and operation right of Zhou Mo Wen Hui' s supplement within the contract term belongs to Party A. It should be discussed and decided by both parties if Party B plans to carry out related works.

II.  Party B's Responsibilities, Obligations and Rights

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     1.   Party B has the right to autonomously carry out various kinds of work entrusted or authorized by Party A. Party B shall bear all the expenditures for equipment, places, materials (office facilities, computer consumables, printing paper etc.), labor cost (contribution fee, design fee, staff salary, bonus, and welfare, pre-print production) and printing to carry out the work, and undertake all the economic, social and legal obligations concerning the taxation of various jobs and businesses and the disputable problems including settlement of copyright, advertisement, taxation, trademark right that might arise. Party B's work shall comply with the state policies and laws of China, and author remuneration shall be timely paid as according to state standards.

     2. The articles submitted to Party A for final examination should meet the state publishing standards completely, with the words error rate not exceeding one ten-thousandth.

     3. From October 2005 to December 2005, Party B will pay Party A the expense of RMB twelve thousand even (RMB 12,000) for final review, editing and proofreading job, and expenses of RMB fifty-four thousand seven hundred and fifty even (RMB 54,750) for production, operation and development job, and the aforesaid sum shall be once and for all prior to September 10, 2005. From Year 2006 to Year 2020, Party B shall pay RMB forty-eight thousand even (RMB 48,000) to Party A for final review, editing, and proofreading job each year; From Year 2006 to Year 2010, Party B shall pay RMB two hundred and twenty thousand even (RMB 220,000) to Party A for production, operation and development job each year; From Year 2011 to Year 2015, Party B shall pay RMB two hundred and fifty thousand even (RMB 250,000) to Party A for production, operation and development job each year; From Year 2016 to Year 2020, Party B shall pay RMB three hundred thousand even (RMB 300,000) to Party A for production, operation and development job each year.

          The above-mentioned expenses for final review, editing, and proofreading, and production, operation and development job for each year shall be paid off in two equal installments on December 1st of previous year and June 1st of that year, i.e. each installment accounts for 50% of the total sum for the year. Regarding Zhou Mo Wen Hui, from the date the contract comes into force, all the profit generated from the operation by Party B, except for the agreed sum to be turned in to Party A, shall belong to Party B; in case of deficit occurred within the contract term, all the deficit shall be shouldered by Party B, while the payments to Party A shall be fully paid on schedule.

     4. Party B shall offer 100 samples of each issue of Zhou Mo Wen Hui to Party A and should deliver them from Guangzhou to Yinchuan within 3 days from the date of printing completion with postages covered by Party B.

     5.   Party B is not allowed to carry out any other production and operation

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          activities related to Zhou Mo Wen Hui without permission of Party A.

III. Cooperation Term: From October 2005 to December 2020.

IV.  Contract Modification, Liability for Breach of Contract and Dispute
     Settlement

     1. Both parties should reach common ground regarding the amendments, modification or cancellation of contract, and should reach a written resolution.

     2. Within the cooperation period, in the case that this contract cannot be completely fulfilled due to breach of either party, the breaching party should inform the breached party in writing six months in advance, so that the breached party can look for new partner and cooperation mode.

V. The contract is made in two counterparts. The contract shall come into force upon the signatures and seals affixed by both parties.

Party A: Zhou Mo Wen Hui Magazine House
[Company chop of Zhou Mo Wen Hui
Magazine House]


/s/
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Date: August 8, 2005


Party B: Guangzhou Jingyu Culture
Development Co., Ltd.
[Company chop of Guangzhou Jingyu
Culture Development Co., Ltd.]


/s/
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Date: August 8, 2005